UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 27, 2004
 Date of Report (date of earliest event reported)

DIGITAL VIDEO SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Commission file number 0-28472

Delaware	77-0333728
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

430 Cambridge Avenue, Suite 110
Palo Alto, California    94306
(Address of principal executive offices including zip code)

(650) 322-8108
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 27, 2004, Digital Video Systems, Inc. (the "Company") received a letter from The Nasdaq Stock Market ("Nasdaq") Staff (the "Staff") stating that for the last 30 consecutive business days the bid price of the Company's common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Nasdaq Marketplace Rule 4310(c)(4). In accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until February 23, 2005, to regain compliance. If at anytime before February 23, 2005, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will be in compliance with the Rule.

If compliance with this Rule cannot be demonstrated by February 23, 2005, but the Company meets The Nasdaq SmallCap Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid requirement, the Company will be granted an additional 180 calendar days compliance period. Thereafter, if the Company has not regained compliance within the second 180 day compliance period, but satisfies the initial inclusion criteria, it may be afforded an additional compliance period, up to its next shareholder meeting, provided the Company commits: (1) to seek shareholder approval for a reverse stock split at or before its next shareholder meeting and (2) to promptly thereafter effect the reverse stock split. The shareholder meeting to seek such approval must occur no later than August 27, 2006. If the Company does not regain compliance with the Rule and is not eligible for an additional compliance period, the Staff will provide written notification that the Company's securities will be delisted. In the event the Staff determines to delist the Company's securities, the Company may appeal the Staff's determination to a Listing Qualifications Panel.

The Company is in the process of considering specific responses and actions that it may take in response to the Nasdaq notice. However, at this time, the Company has not made a decision regarding any specific action or response. Shares of the Company's common stock will continue to trade on The Nasdaq SmallCap Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGITAL VIDEO SYSTEMS, INC.
By:	/s/ Thomas A. Spanier Thomas A. Spanier Chief Executive Officer

Date: August 30, 2004